Filed pursuant to Rule 433
Free Writing Prospectus
December 6, 2024
Registration No. 333-274474

Repost on FTDA X:

Learn more (FOBXX): https://bit.ly/3yDUPQK

EZBC Prospectus here: https://bit.ly/3zy8WqE

EZBC Fund info here: https://bit.ly/3RPgjAt

Important Information:

The Franklin Bitcoin ETF (the "Fund") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.